EXHIBIT 99.2

Neose Technologies’ Announces the Filing of its

Certificate of Dissolution and the Closing of its Stock Transfer Books

HORSHAM, PA, March 2, 2009 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced the filing of its certificate of dissolution with the Secretary of State of the State of Delaware (the “Certificate of Dissolution”).  The Certificate of Dissolution will become effective at 9:00 p.m. Eastern Standard Time on March 2, 2009.  In addition, the Company will close its stock transfer books and will not recognize, on its stock transfer books, any stock transfers occurring after March 2, 2009.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000